Exhibit 10.26

PRESTIGE CONSUMER HEALTHCARE INC.
2020 LONG-TERM EQUITY INCENTIVE PLAN

AWARD AGREEMENT FOR RESTRICTED STOCK UNITS

THIS AWARD AGREEMENT (the “Agreement”) is made and entered into effective as of _____________, by and between PRESTIGE CONSUMER HEALTHCARE INC., a Delaware corporation (the “Company”), and __________________________ (the “Participant”), pursuant to the Prestige Consumer Healthcare Inc. 2020 Long-Term Equity Incentive Plan, as it may be amended and restated from time to time (the “Plan”). Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

W I T N E S S E T H:

    WHEREAS, the Participant is eligible to receive an Award under the terms of the Plan; and

    WHEREAS, pursuant to the Plan and subject to the execution of this Agreement, the Committee has granted, and the Participant desires to receive, an Award.

    NOW, THEREFORE, for and in consideration of the premises, the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.AWARD OF RESTRICTED STOCK UNITS. On the date specified on Exhibit A attached hereto (the “Date of Grant”) but subject to the execution of this Agreement, the Company granted to the Participant an Award in the form of Restricted Stock Units (“RSUs”) entitling the Participant to receive from the Company, without payment, one share of Common Stock (a “Share”) for each RSU set forth on said Exhibit A.
2.EFFECT OF PLAN. The RSUs are in all respects subject to, and shall be governed and determined by, the provisions of the Plan (all of the terms of which are incorporated herein by reference) and to any rules which might be adopted by the Board or the Committee with respect to the Plan to the same extent and with the same effect as if set forth fully herein. The Participant hereby acknowledges that all decisions and determinations of the Committee shall be final and binding on the Participant, the Participant’s beneficiaries and any other person having or claiming an interest in the RSUs.
3. VESTING. The RSUs shall vest according to the schedule set forth on Exhibit A. Notwithstanding the foregoing, upon the Participant’s death, Disability, or Retirement, a prorated number of RSUs shall vest, determined by multiplying the RSUs by a fraction, the numerator of which shall be the number of full calendar months elapsed after the Grant Date or, if ratable vesting, since the last vesting date, and the denominator shall be the number of full calendar months remaining in the vesting schedule. The RSUs may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the RSUs vest.
4.TREATMENT UPON A CHANGE IN CONTROL.
(a)If (i) a Change in Control occurs while the Participant is employed by the Company, and (ii) the RSUs are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control, then the RSUs will become fully-vested as of the date of the Change in Control.
(b)If (i) a Change in Control occurs while the Participant is employed by the Company, and (ii) the RSUs are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Board, then the RSUs will become fully-vested as of the date of the Participant’s Qualified Termination (as defined herein) within twenty-four (24) months following a Change in Control.
5.RIGHTS PRIOR TO VESTING. If any dividends or other distributions are paid with respect to the Shares while the Performance Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of Shares then underlying the RSUs shall be credited to a bookkeeping account and held (without interest) by the Company for the account of the Participant. Such amounts shall be subject to the same vesting, forfeiture and payment provisions as the RSUs to which they relate.
6.SETTLEMENT OF RSUS. Each RSU will be settled by delivery to the Participant, or in the event of the Participant’s death to the Participant’s legal representative, of one Share for each vested RSU promptly on the applicable vesting date or on such later date(s) irrevocably selected by the Participant in writing and timely filed with the Company.
7.SECURITIES LAW RESTRICTIONS. Acceptance of this Agreement shall be deemed to constitute the Participant’s acknowledgement that the RSUs shall be subject to such restrictions and conditions on any resale and on any other disposition as the Company shall deem necessary under any applicable laws or regulations or in light of any stock exchange requirements.
8.NO ASSIGNMENT. The RSUs are personal to the Participant and may not in any manner or respect be assigned or transferred otherwise than by will or the laws of descent and distribution.
9.NO RIGHT TO CONTINUED EMPLOYMENT. Neither the Plan nor this Agreement shall give the Participant the right to continued employment by the Company or shall adversely affect the right of the Company to terminate the Participant’s employment with or without cause at any time.
10.GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applied without giving effect to any conflict-of-law principles. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

11.BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective executors, administrators, personal representatives, legal representatives, heirs, and successors in interest.
12.COUNTERPART EXECUTION. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and such counterparts shall, together, constitute and be one and the same instrument.
13.WITHHOLDING. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy federal, state and local taxes required by law to be withheld with respect to any taxable event arising as a result of the grant or vesting of the RSUs. With respect to withholding required upon the vesting of the RSUs, the withholding requirement will be satisfied by having the Company withhold Shares having a Fair Market Value on the date as of which the tax is to be determined equal to the amount required to be withheld in accordance with applicable tax requirements (up to the maximum individual statutory rate in the applicable jurisdiction as may be permitted under then-current accounting principles to qualify for equity classification), in accordance with such procedures as the Committee establishes. All such elections shall be irrevocable, made in writing, signed by the Participant, and subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
14.DEFINITIONS. For purposes of this Agreement:
(a)“Good Reason” shall have the meaning assigned such term in the (X) Prestige Consumer Healthcare Inc. Amended and Restated Executive Severance Plan (the “Severance Plan”), if the Participant is a participant in the Severance Plan, or (Y) employment, severance or similar agreement, if any, between the Participant and the Company; provided, however, that if the Participant is not a participant in the Severance Plan or there is no such employment, severance or similar agreement between the Participant and the Company or a Subsidiary in which such term is defined, “Good Reason” shall mean any of the following: (i) other than the Participant’s removal for Cause, a material diminution in the Participant’s authority, duties or responsibilities, but excluding, for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant; (ii) a material reduction by the Company in the Participant’s annual base salary as in effect from time to time; (iii) a material reduction by the Company in the Participant’s target annual incentive; (iv) a material reduction in the Participant’s long-term incentive opportunity; (v) the Company’s requiring the Participant, without the Participant’s consent, to be based at any office or location more than fifty (50) miles from the Company’s current headquarters in Tarrytown, New York; provided, however, that Good Reason shall not include any relocation that results in the Participant’s principal office being closer to the Participant’s then-principal residence; or (vi) a material breach by the Company of any material written agreement between the Participant and the Company. Good Reason shall not include the Participant’s death or Disability. The Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder, provided that the Participant must deliver written notice to the Company setting forth with specificity any circumstance he believes in good faith constitutes Good Reason within ninety (90) days after initial occurrence of such circumstance or be foreclosed from raising such circumstance thereafter. The Company shall have an opportunity to cure any claimed event of Good Reason (if susceptible of cure) within thirty (30) days of notice from the Participant before the Participant may terminate for Good Reason. For purposes of any determination regarding the existence of Good Reason following a Change in Control, any claim by the Participant that Good Reason exists shall be presumed to be correct unless the Company establishes by clear and convincing evidence that Good Reason does not exist.
(b)“Qualified Termination” means any termination of the Participant’s employment (i) by the Company other than for Cause, Disability or death; or (ii) by the Participant for Good Reason.
15.SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE.
(a)It is intended that the payments under the Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. This Agreement shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Award.
(b)Notwithstanding anything in the Agreement to the contrary, to the extent that any amount that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable under the Agreement by reason of the occurrence of a Change in Control or the Participant’s separation from service, such Non-Exempt Deferred Compensation will not be payable to the Participant by reason of such circumstance unless the circumstances giving rise to such Change in Control or separation from service meet any description or definition of “change in control event” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition).
(c)Notwithstanding anything in the Agreement to the contrary, if any amount that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Award by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay

Period. For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.
16.ACCEPTANCE OF RSU; CLAWBACK POLICY. The Participant hereby accepts the RSUs subject to all the restrictions, limitations and other terms and provisions of the Plan, this Agreement and the Company’s Clawback Policy.
[Signature page to follow]

2020 LTIP – EMPLOYEE RSU WITH DEFERRAL

IN WITNESS WHEREOF, the Company and the Participant have executed and delivered this Agreement as of the day and year first written above.

                        PRESTIGE CONSUMER HEALTHCARE INC.

                        By:

Name:
Title:

                        _____________________________
                        <Employee>

EXHIBIT A

TO

AWARD AGREEMENT, dated as of _________, between PRESTIGE CONSUMER HEALTHCARE INC. and ______________________.

1.Date of Grant:
2.Number of Restricted Stock Units*:         ___<#>_
3.Vesting Schedule:

Date	Vested Percentage
Date of Grant	0%
________________________	_______

* Subject to adjustment as provided in Paragraph 5 of the Award Agreement.

A-1